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Passivity Commitment

Stadium Capital Management, LLC, Stadium Capital Partners, L.P., Stadium Capital Qualified Partners, L.P., Seaver Kent Family Investments, LLC, the Seaver Family Trust U/A/D 10/7/93, Kent Family Trust U/A/D 6/5/97 and Dominic P. DeMarco and Kathleen Demarco Trustees U/A/D 2/20/01 trust (each, a “Stadium Acquirer”), and their subsidiaries and affiliates (collectively, “Stadium Acquirer Group”), will not, without the prior approval of the Board or its staff, directly or indirectly:

1.	Exercise or attempt to exercise a controlling influence over the management or policies of Intermountain Community Bancorp (“IMCB”), Sandpoint, Idaho, or any of its subsidiaries;

2.	Have or seek to have more than one representative of Stadium Acquirer Group serve on the board of directors of IMCB or any of its subsidiaries;

3.
Permit any representative of the Stadium Acquirer Group who serves on the board of directors of IMCB or any of its subsidiaries to serve (i) as the chairman of the board of directors of IMCB or any of its subsidiaries, (ii) as the chairman of any committee of the board of directors of IMCB or any of its subsidiaries, (iii) as a member of any committee of the board of directors of IMCB or any of its subsidiaries if the Stadium Acquirer Group representative occupies more than 25 percent of the seats on the committee,  (iv) as a member of a committee of the board of directors of IMCB if at any time such committee would have decisionmaking authority for policies or actions on managerial matters (other than decisions related to retaining third party consultants or advisers in connection with carrying out committee duties) unless (a) recommendations of such committee as to policy or actions on managerial matters are reviewed and approved or reviewed and ratified by the full board, (b) such committee is carrying out functions in accordance with a policy or parameters approved by the full board, or (c) Board staff authorizes service on a particular committee in light of all the facts and circumstances of the case, or (v) as a member of any committee if such representative has the authority or practical ability unilaterally to make, or block the making of, policy or other decisions that bind the board, any committee of the board, or management of IMCB;

4.	Have or seek to have any employee or representative of the Stadium Acquirer Group serve as an officer, agent, or employee of IMCB or any of its subsidiaries;

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5.	Take any action that would cause IMCB or any of its subsidiaries to become a subsidiary of Stadium Acquirer Group;

6.
Own, control, or hold with power to vote securities that (when aggregated with securities that the officers and directors of the Stadium Acquirer Group own, control, or hold with power to vote) represent 25 percent or more of any class of voting securities of IMCB or any of its subsidiaries;

7.
Own or control equity interests that would result in the combined voting and nonvoting equity interests of the Stadium Acquirer Group and its officers and directors to equal or exceed 25 percent of the total equity capital of IMCB or any of its subsidiaries, except that, if the Stadium Acquirer Group and its officers and directors own, hold, or have the power to vote less than 15 percent of the outstanding shares of any classes of voting securities of IMCB, Stadium Acquirer Group and its officers and directors may own or control equity interests greater than 25 percent, but in no case more than 33.3 percent, of the total equity capital of IMCB or any of its subsidiaries;

8.	Propose a director or slate of directors in opposition to a nominee or slate of nominees proposed by the management or board of directors of IMCB or any of its subsidiaries;

9.
Enter into any agreement with IMCB or any of its subsidiaries that substantially limits the discretion of IMCB’s management over major policies and decisions, including, but not limited to, policies or decisions about employing and compensating executive officers; engaging in new business lines; raising additional debt or equity capital; merging or consolidating with another firm; or acquiring, selling, leasing, transferring, or disposing of material assets, subsidiaries, or other entities;

10.	Solicit or participate in soliciting proxies with respect to any matter presented to the shareholders of IMCB or any of its subsidiaries;

11.
Dispose or threaten to dispose (explicitly or implicitly) of equity interests of IMCB or any of its subsidiaries in any manner as a condition or inducement of specific action or non-action by IMCB or any of its subsidiaries; or

12.
Enter into any other banking or nonbanking transactions with IMCB or any of its subsidiaries, except that the Stadium Acquirer Group may establish and maintain deposit accounts with IMCB, provided that the aggregate balance of all such deposit accounts does not exceed $500,000 and that the accounts are

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maintained on substantially the same terms as those prevailing for comparable accounts of persons unaffiliated with IMCB.

Each Stadium Acquirer also certifies that:

13.	Stadium Acquirer is not an affiliate of any other investor (excluding other Stadium Acquirers) in the proposed transaction (individually, each an “Investor,” and, collectively, the “Investors”);

14.	Stadium Acquirer has reached its decision to invest in IMCB independently from the other Investors;

15.	Stadium Acquirer is not managed or advised by an investment manager or investment advisor who performs the same services for any other Investor (excluding other Stadium Acquirers);

16.
Stadium Acquirer (including any subsidiary or affiliate of a Stadium Acquirer) has not engaged and will not engage as part of a group consisting of substantially the same entities as the Investors, in substantially the same combination of interests, in any additional banking or nonbanking activities or business ventures in the United States without prior consultation with the Board;

17.
Stadium Acquirer has not and will not enter into any agreements or understandings with any other Investor to act in concert for the purpose of exercising a controlling influence over IMCB or any of its subsidiaries, including, but not limited to, any agreements or understandings regarding the voting or transfer of shares of IMCB; and

18.
Any director representing Stadium Acquirer will not collude or conspire with any other directors or shareholders of IMCB with respect to the exercise of any director’s voting rights.  Nothing in this commitment shall limit a director’s ability to exercise its legitimate duties/rights as a director of IMCB, including the ability to consult with other directors and shareholders as appropriate.

The terms used in these commitments have the same meanings as set forth in the Bank Holding Company Act of 1956, as amended (“BHC Act”), and the Board’s Regulation Y.  For purposes of these commitments, “Investor” includes any subsidiary or affiliate of the Investor.

Nothing in these commitments releases the Stadium Acquirer Group from compliance with the Change in Bank Control Act and the Board’s regulations

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thereunder for any subsequent acquisition or increase in the percentage ownership of any class of voting shares of IMCB.

Each Stadium Acquirer understands that these commitments constitute conditions imposed in writing in connection with the Board’s findings and decisions related to Stadium Acquirer Group’s acquisition of up to 14.9 percent of the voting shares and 33.3 percent of the total equity of IMCB, including a determination that no filing under the BHC Act is required for this transaction by Stadium Acquirer Group, and, as such, may be enforced in proceedings under applicable law.

IN WITNESS WHEREOF, each Stadium Acquirer has caused this Passivity Commitment to be executed and delivered by its proper and duly authorized officer as of the date set forth above.

STADIUM CAPITAL MANAGEMENT, LLC

By:	/s/ John L. Welborn Jr.
	Name:	John L. Welborn Jr.
	Title:	Director, Co-chief Investment Officer

STADIUM CAPITAL PARTNERS, L.P.

By:	/s/ John L. Welborn Jr.
	Name:	John L. Welborn Jr.
	Title:	Director, Co-chief Investment Officer

STADIUM CAPITAL QUALIFIED PARTNERS, L.P.

By:	/s/ John L. Welborn Jr.
	Name:	John L. Welborn Jr.
	Title:	Director, Co-chief Investment Officer

SEAVER KENT FAMILY INVESTMENTS, LLC

By:	/s/ Alexander M. Seaver
	Name:	Alexander M. Seaver
	Title:	Managing Member

[Signature Page to Passivity Commitment (Stadium)]

SEAVER FAMILY TRUST U/A/D 10/7/93,

By:	/s/ Alexander M. Seaver
	Name:	Alexander M. Seaver
	Title:	Trustee

KENT FAMILY TRUST U/A/D 6/5/97

By:	/s/ Bradley R. Kent
	Name:	Bradley R. Kent
	Title:	Trustee

DOMINIC P. DEMARCO AND KATHLEEN DEMARCO TRUSTEES U/A/D 2/20/01

By:	/s/ Dominic P. Demarco
	Name:	Dominic P. Demarco
	Title:	Trustee

[Signature Page to Passivity Commitment (Stadium)]